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                                                                     EXHIBIT 1.4

                                                              September 10, 1996

                              AMENDMENT NO. 1 TO
                            SALES AGENCY AGREEMENT
                            DATED DECEMBER 6, 1995
                            ----------------------

PAINEWEBBER INCORPORATED
 1285 Avenue of the Americas
 New York, New York 10019

Gentlemen:

     The Sales Agency Agreement, dated December 6, 1995 (the "Sales Agency Agreement"), between Capstead Mortgage Corporation (the "Company") and you relating to the sale of up to 5,625,000 shares of the Company's common stock, par value $0.01 per share, is hereby amended as set forth in the numbered paragraphs below. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Sales Agency Agreement.

     1. The parties acknowledge that the Company effected a 3 for 2 stock split by means of a stock dividend to holders of record on July 31, 1996 and that, therefore, all share related numbers (and share price related numbers) in the Sales Agency Agreement shall be adjusted as necessary to take into account such stock split.

     2. The third paragraph of Section 3 of the Sales Agency Agreement is amended hereby to provide that the "Company's Percent" shall be 98.0% for all shares of Stock to be sold pursuant to the Sales Agency Agreement after the execution of this Amendment; provided, however, that the Company's Percent for all shares of Stock sold prior to the execution of this Amendment shall be as set forth in the Sales Agency Agreement as originally executed.

     3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     4. This Amendment may be signed by any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     5. Except as expressly amended hereby, the Sales Agency Agreement shall remain in full force and effect.
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     If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this letter and the acceptance by you thereof shall constitute a binding agreement between the Company and in accordance with its terms.

                                        Very truly yours,

                                        CAPSTEAD MORTGAGE CORPORATION


                                        By:  /s/ ANDREW F. JACOBS
                                           ------------------------------------
                                           Name:  Andrew F. Jacobs
                                           Title: Senior Vice President-Control,
                                                  Treasurer and Secretary

Accepted in New York, New York,
  as of the date hereof:

PAINEWEBBER INCORPORATED

By:  /s/  JAMES W. KILMAN
   -------------------------------
      Name:  James W. Kilman
      Title: Managing Director

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